EXHIBIT 10.2
TRUST AGREEMENT
OCEANEERING INTERNATIONAL, INC.
          This Trust Agreement (the “Trust Agreement”) made this 12th day of May, 2006, (the “Effective Date”), by and between Oceaneering International, Inc. (the “Company”) and United States Trust Company, National Association. (the “Trustee”);
          WHEREAS, the Company and John R. Huff (the “Participant”) entered into a Service Agreement on August 15, 2001, as amended from time to time (the “Agreement”); and
          WHEREAS, the Company has incurred or expects to incur liabilities under the terms of the Agreement with respect to the Participant, the Participant’s wife, Karen Keohane Huff, and the Participant’s two sons, Christopher David Huff and Jonathan Travis Huff (individually a “Beneficiary” and collectively the “Beneficiaries”) as the individuals benefiting under the Agreement;
          WHEREAS, the Company wishes to establish a trust (the “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of the Company’s creditors in the event of the Company’s Insolvency, as herein defined, until paid to the Participant and the Beneficiaries in such manner and at such times as specified in the Agreement;
          WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Agreement as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);
          WHEREAS, it is the intention of the Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Agreement;
          NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:
1.	Establishment Of Trust
          (a)      The Company hereby deposits with Trustee in trust $1,000.00, in addition to the insurance policy described in Schedule A, which shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. The insurance policy described in Schedule A shall be transferred by the Company and contributed to the Trust as soon as administratively practicable following the establishment of this Trust, but in no event, absent circumstances beyond the control of the Company, more than 90 days following the date of this Trust Agreement.
          (b)      The Trust hereby established shall be irrevocable.

          (c)      The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly.
          (d)      The principal of the Trust, and any earnings thereon (said principal and earnings collectively, the “Trust Fund”) shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of the Participant, the Beneficiaries and the Company’s general creditors as herein set forth. The Participant and the Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Agreement and this Trust Agreement shall be mere unsecured contractual rights of the Participant and the Beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event the Company is Insolvent, as defined in Section 3(a) herein.
          (e)      The Company shall make additional deposits of cash on the dates and in the amounts outlined in Schedule B to maintain the life insurance policy identified in Schedule A. In addition to the scheduled payments outlined in Schedule B, the Company shall deposit into the Trust any additional amounts reasonably determined by the Company (following the Company’s consultation with the issuer of the life insurance policy described in Schedule A or a replacement policy therefor) to be necessary to keep such life insurance policy in full force and effect. In no event shall such payments by the Company to the Trust be made later than 30 days prior to the date such insurance premium payments become due (unless the Company is making the payment(s) described in Section 4 of Schedule D in which event those provisions shall apply).
          (f)      The Company shall contribute such amounts as necessary in order that the sum of the cash surrender value of the policy listed on Schedule A, or any replacement policy therefor, and the value of any other assets of the Trust shall equal at least $4,000,000 on January 1, 2012.
          (g)      The Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. None of the Trustee, the Participant nor any Beneficiary has any right to compel such additional deposits.
          (h)      The Company shall at all times ensure that the Agreement and this Trust each shall have characteristics supporting a determination that they are not subject to ERISA, or are arrangements constituting unfunded plans maintained for the purpose of providing deferred compensation to a select group of management or highly compensated employees for purposes of Title I of ERISA.
2.	Payments To The Participant And The Beneficiaries
          (a)      The Company shall deliver to the Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of the Participant (and the Beneficiaries), that provides a formula or other instructions acceptable to the Trustee for determining the amounts so payable, that indicates the form in which amounts are to be paid (as provided for or available under the Agreement), and that indicates the time of commencement for payment of such amounts. Delivery of such Payment Schedule shall be in a timely manner and shall not be unreasonably delayed or withheld.

          (b)      The Company shall make payment of benefits directly to the Participant or the Beneficiaries within 10 days of the date on which such benefits become due under the terms of the Agreement. The Company shall notify the Trustee of its payment of benefits prior to the time amounts are paid to the Participant or the Beneficiaries. In the event the Company fails to make a payment as provided above, the Trustee shall make payments to the Participant and the Beneficiaries in accordance with the Payment Schedule; such payments shall be made within 10 days of the receipt of written notice from the Participant and/or the Beneficiaries that such amounts were not paid by the Company. The payor shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Agreement and shall pay amounts withheld to the appropriate taxing authorities. If Trustee requests assistance in transferring any withholding amounts that it is responsible for to the appropriate agency, the Company agrees to assist Trustee in the transfer of such amounts.
          (c)      The Participant or the Beneficiaries (the “Benefit Claimant”) may submit to the Trustee a claim for benefits under the Agreement that has been denied by the Company (a “Denied Benefit Claim”). A Denied Benefit Claim shall be accompanied by the Benefit Claimant’s certification (substantially in the form attached hereto as Schedule C) that if, as described in Section 15 herein, the Denied Benefit Claim is finally determined not to be properly payable under the Agreement, the Benefit Claimant shall refund to the Trust, as soon as practicable following such determination, any amounts that were not properly paid under the Agreement plus interest at an annual percentage rate equal to the short-term applicable federal rate as determined pursuant to Section 1274(d) of the Code (together, the “Refunded Claim Amount”). Within 30 days of receipt of a Denied Benefit Claim and the attendant certification, the Trustee shall pay such Denied Benefit Claim in full. In the event such Denied Benefit Claim is finally determined not to be properly payable under the Agreement by a final judgment of a court of competent jurisdiction or in a binding arbitration proceeding acceptable to the Trustee, interest will accrue from the date that the Denied Benefit Claim was paid by the Trustee to the Benefit Claimant until the date the Refunded Claim Amount is finally and fully returned to the Trust.
3.	Trustee Responsibility Regarding Payments To Trust Participant and Beneficiaries When The Company Is Insolvent
          (a)      The Trustee shall cease payment of benefits to the Participant and the Beneficiaries if the Company is Insolvent. The Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.
          (b)      At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.
     (i)      The Board of Directors of the Company acting in such capacity shall have the duty to inform the Trustee in writing of the Company’s Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall provide the Board of Directors with a copy of such writing, and absent the Company’s provision of an independent expert’s opinion satisfactory to the Trustee that the Company is not Insolvent, the Trustee shall discontinue payment of benefits to the Participant or the Beneficiaries. Trustee may in all events rely on such evidence concerning Company’s Insolvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.
     (ii)      Unless the Trustee has actual knowledge of the Company’s Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent.
     (iii)      If at any time the Trustee has received a written notice containing information or allegations described in Section 3(b)(i) that the Company is Insolvent that has not been satisfactorily contradicted by the Company, the Trustee shall discontinue payments to the Participant or the Beneficiaries and shall hold the assets of the Trust for the benefit of the Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of the Participant or the Beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Agreement or otherwise.
     (iv)      The Trustee shall resume the payment of benefits to the Participant or the Beneficiaries in accordance with Section 2 of this Trust Agreement only after it has been demonstrated to the Trustee’s satisfaction or the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).
          (c)      Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to the Participant or the Beneficiaries under the terms of the Agreement for the period of such discontinuance, plus, in each case, interest on any delayed payment at the annual percentage rate which is equal to the short-term applicable federal rate as determined in accordance with Section 1274(d) of the Code, from the date those amounts were required to have been paid until those amounts are finally and fully paid, less the aggregate amount of any payments made to the Participant or the Beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.
4.	Payments To The Company Or Others
          Except as provided in Section 3 and this Section 4 hereof, the Company shall have no right or power to direct Trustee to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made to the Participant and the Beneficiaries pursuant to the terms of the Agreement.
          On or after January 1, 2012, in the event that the aggregate of the cash surrender value of any policy listed on Schedule A, or any replacement policy therefor, together with any other assets of the Trust, exceeds $4,000,000 as increased or decreased by the cumulative CPI (as defined herein) from January 1, 2012 through the immediately preceding month-end (the

“Adjusted Amount”), the Trustee shall, upon the Company’s demand, thereupon deliver to the Company such amount of such excess over the Adjusted Amount as the Company requests.
          “CPI” means the Consumer Price Index for All Urban Consumers (CPI-U), U.S. City Average, as published monthly by the United States Bureau of Labor Statistics, or its successor in function.
5.	Investment Authority
          The Trustee shall have, without exclusion, all powers conferred on the Trustee by applicable law, unless expressly provided otherwise herein, and all rights associated with assets of the Trust shall be exercised by the Trustee and shall in no event be exercisable by or rest with the Participant or the Beneficiaries. The Trustee shall have full power and authority to invest and reinvest the Trust Fund in any investment permitted by law, subject to any investment guidelines provided in Schedule D hereto and any amendment to such Schedule D provided by the Company and approved by the Trustee only after the Trustee reasonably determines that such amendment is in the best interest of the Participant and the Beneficiaries, exercising the judgment and care that persons of prudence, discretion and intelligence would exercise under the circumstances then prevailing considering the probable income and safety of their capital, including, without limiting the generality of and subject to the foregoing, the power:
          (a)      To invest and reinvest the Trust Fund, together with the income therefrom, in common stock, preferred stock, mutual funds, bonds, mortgages, notes, time certificates of deposit, commercial paper and other evidences of indebtedness (including those issued by the Trustee or any of its affiliates), other securities, policies of life insurance, annuity contracts, options to buy or sell securities or other assets, and other property of any kind (personal, real or mixed, and tangible or intangible);
          (b)      To deposit or invest all or any part of the assets of the Trust Fund in savings accounts or certificates of deposit or other deposits which bear a reasonable interest rate in a bank, including the commercial department of the Trustee, if such bank is supervised by the United States or any state;
          (c)      To hold, manage, improve and control all property, real or personal, forming part of the Trust Fund and to sell, convey, transfer, exchange, partition, lease for any term, even extending beyond the duration of this Trust, and otherwise dispose of the same from time to time in such manner for such consideration and upon such terms and conditions as the Trustee shall determine;
          (d)      To have, respecting securities, all the rights, powers and privileges of an owner, including the power to give proxies, pay assessments and other sums deemed by the Trustee to be necessary for the protection of the Trust Fund, to vote any corporate stock either in person or by proxy, with or without power of substitution for any purpose; to participate in voting trusts, pooling agreements, foreclosures, reorganizations, consolidations, mergers and liquidations and, in connection therewith, to deposit securities with and transfer title to any protective or other committee under such terms as the Trustee may deem advisable; to exercise or sell stock subscriptions or conversion rights; and regardless of any limitation elsewhere in this document relative to investment by the Trustee, to accept and retain as an investment any securities or other property received through the exercise of any of the foregoing powers;
          (e)      To hold in cash, without liability for interest, such portion of the Trust Fund which, in its discretion, shall be reasonable under the circumstances, pending investments or payments of expenses or the distribution of benefits;
          (f)      To take such actions as may be necessary or desirable to protect the Trust Fund from loss due to the default on mortgages held in the Trust, including the appointment of agents or trustees in such other jurisdictions as the Trustee may deem desirable, to transfer property to such agents or trustees, to grant such powers as are necessary or desirable to protect the Trust Fund, to direct such agents or trustees, or to delegate such power to direct and to remove such agents or trustees;
          (g)      To employ such agents, including investment advisors, custodians, sub-custodians and counsel as may be reasonably necessary, and to pay them reasonable compensation, to settle, compromise or abandon all claims and demands in favor of or against the Trust Fund;
          (h)      To cause title to property of the Trust to be issued, held or registered in the individual name of the Trustee or in the name of its nominee(s) or agents, or in such form that title will pass by delivery;
          (i)      To exercise all of the further rights, powers, options and privileges granted, provided for or vested in trustees generally under the laws of the State of Texas, so that powers conferred upon the Trustee herein shall not be in limitation of any authority conferred by law, but shall be in addition thereto;
          (j)      To borrow money from any source (including the Trustee) and to execute promissory notes, mortgages or other obligations and to pledge or mortgage any assets of the Trust Fund as security; provided, however, that in no event may the Trustee secure any loan using the life insurance policy described in Schedule A as collateral;
          (k)      To lend certificates representing stocks, bonds or other securities to any brokerage or other firm selected by the Trustee;
          (l)      To institute, compromise and defend actions and proceedings, to pay or contest any claim, to settle a claim by or against the Trustee by compromise, arbitration or otherwise to release, in whole or in part, any claim belonging to the Trust to the extent that the claim is uncollectible;
          (m)      To use securities, depositories or custodians and to allow such securities as may be held by a depository or custodian to be registered in the name of such depository or its nominee or in the name of such custodian or its nominee;
          (n)      To invest the Trust Fund from time to time in one or more investment funds registered under the Investment Company Act of 1940 (including companies with respect to which the Trustee or an affiliate is the investment adviser or provides other services);

          (o)      Only as contemplated and permitted by the provisions of Schedule D, to purchase an insurance policy or an annuity to fund the benefits of the Agreement, and to make any investment decision required with respect to the underlying assets of such policy, if any; and
          (p)      To do all other acts necessary or desirable for the proper administration of the Trust Fund, as if the Trustee were the absolute owner thereof.
          However, nothing in this Section 5 shall be construed to mean the Trustee assumes any responsibility for the performance of any investment made by the Trustee in its capacity as trustee under this Trust Agreement. Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.
          Notwithstanding the foregoing, in no event may the Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by the Company, other than a de minimis amount held in common investment vehicles in which the Trustee invests.
          All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with the Participant or the Beneficiaries.
6.	Disposition Of Income
          During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested as part of the Trust Fund.
7.	Accounting By Trustee
          The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within 90 days following the close of each calendar year and within 90 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.
8.	Responsibility Of Trustee
          (a)      The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company or the Participant or Beneficiaries which is contemplated by, and in conformity with, the terms of the Agreement or this Trust Agreement and is given in writing by the Company or the Participant or Beneficiaries. In the event of a dispute between the Company, the Participant or the Beneficiaries and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.
          (b)      The Company has represented to the Trustee that the Agreement qualifies as a “top hat” plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees which is exempt form the provisions of Part 4 of Title I of ERISA. The Trustee is entering into this Trust Agreement in reliance upon such representation of the Company. Accordingly, in the event that the Agreement fails to qualify as a top hat plan exempt as described herein, then notwithstanding any other provision of this Trust Agreement to the contrary, the Company will indemnify and hold the Trustee harmless from all liabilities, damages, costs and expenses (including, without limitation, attorneys’ fees and expenses) that the Trustee incurs as a result of a breach of fiduciary duty under ERISA arising from any action taken, or omitted to be taken, by the Trustee in good faith in accordance with this Trust Agreement. In such event, the Company will, upon notice, pay monthly in arrears to or on behalf of the Trustee, all reasonable attorneys’ fees and expenses incurred by the Trustee. In the event that the Trustee is determined to have incurred any liability as a result of the Trustee’s negligence or willful misconduct, the Trustee will promptly reimburse the Company for all legal fees and expenses paid by the Company to or on behalf of the Trustee.
          (c)      If the Trustee undertakes or defends any litigation arising in connection with this Trust or the Agreement, the Company agrees to indemnify the Trustee against the Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto on a current basis and to be primarily liable for such payments. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner after written notification from the Trustee, the Trustee may obtain payment from the Trust without notice to any party, provided, however, the Company shall remain liable hereunder to reimburse the Trust for such costs, expenses and liabilities plus interest on any delayed payment at the annual percentage rate which is equal to the short-term applicable federal rate as determined in accordance with Section 1274(d) of the Code, from the date such amounts were paid until those amounts are fully and finally paid to the Trust. All indemnities provided in this Trust Agreement shall survive the termination of this Trust Agreement.
          (d)      The Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder at the Company’s expense which, should it remain unpaid after written notification from the Trustee to the Company, may be paid from the Trust without notice to any party.
          (e)      The Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor trustee, or to loan to any person the proceeds of any borrowing against such policy. The Trustee shall not be liable for the failure or inability of an insurance company to pay the proceeds of any policy when due.

          (f)      The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder at the Company’s expense which, should it remain unpaid after written notification from the Trustee to the Company, may be paid from the Trust without notice to any party provided, however, the Company shall remain liable hereunder to reimburse the Trust for such costs, expenses and liabilities plus interest on any delayed payment at the annual percentage rate which is equal to the short-term applicable federal rate as determined in accordance with Section 1274(d) of the Code, from the date such amounts were paid until those amounts are fully and finally paid to the Trust. The Trustee shall incur no liability to any person for acting or refraining from acting in accordance with the advice of such agents, accountants, actuaries, investment advisors, financial consultants or other professionals.
9.	Compensation And Expenses Of Trustee
          The Company shall pay all administrative and Trustee’s fees and expenses as set forth in Schedule E. If not so paid, the fees and expenses shall be paid from the Trust within 60 days of presentation of a statement to the Company of the amounts due.
10.	Resignation And Removal Of Trustee
          (a)      The Trustee may resign at any time by written notice to the Company, which shall be effective 30 days after receipt of such notice unless the Company and the Trustee agree otherwise; provided, however, that any such resignation shall be effective only after the appointment of a successor trustee.
          (b)      The Trustee may be removed by the Company on 30 days’ written notice or upon shorter notice accepted by the Trustee.
          (c)      Upon resignation or removal of the Trustee and appointment of a successor trustee, all assets shall subsequently be transferred to the successor trustee. The transfer shall be completed within 60 days after receipt of notice of resignation or removal, unless the Company extends the time limit.
          (d)      If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph (a) or (b) of this Section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.
11.	Appointment Of Successor
          (a)      If Trustee resigns or is removed in accordance with Section 10 hereof, the Company may appoint a third party as a successor trustee subject to the approval of the Participant or, upon his death, the approval of a majority of the then living Beneficiaries. Such successor trustee must be a trust company that has no direct or indirect ongoing financial relationship with the Company (or any of its affiliates that would be aggregated with the Company for purposes of Section 414 of the Code) and that is authorized under the laws of the United States or any state thereof to exercise corporate trustee power or national banking association and must either have (i) a market capitalization exceeding $100,000,000 or (ii) stated capital of at least $100,000,000. The appointment shall be effective when accepted in writing by the successor trustee, who shall have all of the rights and powers of the former trustee, including ownership rights in the Trust assets upon transfer of same to the new trustee. The former trustee shall execute any instrument necessary or reasonably requested by the Company or the successor trustee to evidence the transfer.
          (b)      The successor trustee need not examine the records and acts of any prior trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor trustee shall not be responsible for and the Company shall indemnify and defend the successor trustee from any claim or liability resulting from any action or inaction of any prior trustee or from any other past event, or any condition existing at the time it becomes successor trustee.
12.	Amendment Or Termination
          (a)      This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company, and with the written consent of the applicable Participant and/or the Beneficiaries if such amendment affects their rights or benefits under the Agreement or Trust Agreement. Notwithstanding the foregoing, no such amendment shall (i) conflict with the terms of the Agreement, (ii) make the Trust revocable, (iii) reduce the amount or delay the timing of deposits required under Section 1, or change the required payments provisions of Section 2 or change the investment guidelines described in Section 5 and in Schedule D, (iv) cause the Trust not to qualify as a grantor trust, or (v) be made to Section 14 or to any provision of this Trust Agreement if, in any case, such amendment would, in the sole good faith judgment of the Trustee, be adverse to the interest of the Participant or the Beneficiaries.
          (b)      The Trust shall not terminate until the date on which the Participant and the Beneficiaries are no longer entitled to benefits pursuant to the terms of the Agreement and, in any event, not later than the death of the last to die of the Participant and the Beneficiaries. Upon termination of the Trust, any assets remaining in the Trust shall be returned to the Company. Such remaining assets shall be paid by the Trustee to the Company in such amounts and in the manner instructed by the Company, whereupon the Trustee shall be released and discharged from all obligations hereunder. From and after the date of termination, and until final distribution of the Trust Fund, the Trustee shall continue to have all of the powers provided herein as are necessary or expedient for the orderly liquidation and distribution of the Trust Fund.
          (c)      Upon written approval of the Participant, or in the event of his death, of the Beneficiaries entitled to payment of benefits pursuant to the terms of the Agreement, the Company may terminate this Trust prior to the time all benefit payments under the Agreement have been made. All assets in the Trust at termination shall be returned to the Company.
13.	Miscellaneous
          (a)      Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

          (b)      Benefits payable to the Participant and the Beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.
          (c)      This Trust Agreement shall be governed by and construed in accordance with the laws of Texas.
          (d)      This Trust Agreement shall be binding on, and the powers granted to the Company and the Trustee, respectively, shall be exercisable by the respective successors and assigns of the Company and the Trustee. Any corporation that succeeds to substantially all of the business of the Trustee by merger, consolidation, purchase or otherwise shall, upon succession and without appointment or other action by the Company, be and become successor Trustee hereunder. The Board of Directors of the Company may delegate any or all of its responsibilities or authority hereunder, or that of any of its members hereunder, to any officer of the Company by providing written notice to the Trustee of such delegation.
14.	Legal Defense
          (a)      If at any time legal proceedings are brought against the Trustee by the Company or another party seeking to invalidate any of the provisions of this Trust Agreement as they relate to the Trust, or seeking to enjoin the Trustee from paying any amounts from the Trust or from taking any other action otherwise required or permitted to be taken by the Trustee under this Trust Agreement with respect to the Trust, the Trustee shall take all steps that may be necessary in such proceeding to uphold the validity and enforceability of the provisions of this Trust Agreement. The Trustee shall be empowered to retain counsel and other appropriate experts, including actuaries and accountants, to assist it in making any determination under this Section 14. All reasonable costs and expenses incurred by the Trustee in connection with any such proceeding (including, without limitation, the payment of reasonable fees, costs and disbursements of any counsel, actuaries, accountants or other experts retained by the Trustee in connection with such proceeding) shall be an obligation of and payable by the Company within 30 days of receipt of written notice from the Trustee of such costs and expenses. To the extent the Company does not reimburse the Trustee for such costs and expenses, such costs and expenses shall be paid from the Trust.
          (b)      If the Participant or a Beneficiary notifies the Trustee in writing that the Company has refused to pay a claim asserted by the Participant or Beneficiary under the Agreement and the Trustee has not paid such amount from the Trust as a Denied Benefit Claim within 30 days of receipt of such Denied Benefit Claim, such Participant or Beneficiary (“Claimant”) may demand payment from the Trust with respect to expenses incurred in connection with the initiation or defense of any litigation or other legal action by or against the Company or any director, officer, stockholder or other person affiliated with the Company or by or against the Trustee with respect to such claim. Such demand shall be made in writing, by delivering to the Trustee, within 90 days of the date the Claimant incurs such expenses, (i) a certification signed by the Claimant that the Company and the Trustee are in default in paying their obligations under the Agreement and the Trust Agreement, respectively, and (ii) itemizing in reasonable detail in a form acceptable to the Trustee the expenses payable by the Trust. The Trustee shall make such payment to the

Claimant within 30 days of receipt of both such certification and itemization. The sum of all payments to Claimants under this Section 14(b) shall not exceed $1,000,000.
          (c)      In the event that, on the date a Claimant’s expenses are to be paid from the Trust, other expenses have been claimed but not yet paid and the aggregate amount of all claims exceeds the amount available in the Trust, the Company shall be obligated to make an additional contribution to the Trust. In the event the Company fails to make such additional contribution, the Trustee shall promptly advise the Claimant and shall only pay that portion of the amount of the claim to each Claimant determined by multiplying such Claimant’s expenses by a fraction, the numerator of which is the amount held in the Trust and the denominator of which is the aggregate expenses claimed by all Claimants.
          (d)      Notwithstanding any provision herein to the contrary, the Trustee shall be required to act under this Section only to the extent there are sufficient amounts available in the Trust to defray the costs and expenses the Trustee reasonably anticipates will be incurred by the Trustee in connection with such action.
15.	Resolution of Disputes.
          If there shall be any dispute between the Company or the Trustee and the Participant and/or Beneficiaries concerning the benefits to be provided to the Participant and/or Beneficiaries pursuant to the Agreement, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction or in a binding arbitration proceeding acceptable to the Trustee declaring that such Denied Benefit Claim is not properly payable under the Agreement, the Company or the Trustee, as applicable, shall pay all amounts, and provide all benefits, to the Participant and/or Beneficiaries, as the case may be, that the Company or Trustee would be required to pay or provide pursuant to the Agreement determined as if the Denied Benefit Claim was properly payable thereunder. Notwithstanding any provision herein to the contrary, the Trustee shall be required to act under this Section only to the extent there are sufficient amounts available in the Trust to defray the costs and expenses the Trustee reasonably anticipates will be incurred by the Trustee in connection with such action.
16.	Effective Date
          The effective date of this Trust Agreement shall be May 12, 2006.

OCEANEERING INTERNATIONAL, INC.
By:	/s/ Marvin J. Migura
Marvin J. Migura
Senior Vice President and Chief Financial Officer

UNITED STATES TRUST COMPANY, NATIONAL ASSOCIATION.
By:	/s/ Otis A. Sinnott, Jr.
Otis A. Sinnott, Jr.
Managing Director

SCHEDULE A
Insurance Policy Description

Issuing Company:	Transamerica Occidental Life Insurance Company
Policy Number:	97004385
Type of Insurance:	Flexible Premium Variable Universal Life Insurance
See attached pages 1-2 of the policy for additional description.

SCHEDULE B
Insurance Premium Payment Schedule
     Planned Periodic Premiums are $663,530 annually, due beginning September 12, 2004, payable for seven years. The final Planned Periodic Premium is the premium due September 12, 2010.
     See attached page 6 of original issue illustration produced by Transamerica Occidental Life Insurance Company.

SCHEDULE C
Participant and/or Beneficiary Certification
I, ___, agree that if the amount I receive pursuant to a Denied Benefit Claim under Section 2(c) of the Trust Agreement is finally determined not to be payable under the Agreement by a final judgment of a court of competent jurisdiction or in a binding arbitration proceeding acceptable to the Trustee, I will repay such amount, plus interest at an annual percentage rate equal to the short-term applicable federal rate as determined pursuant to Internal Revenue Code Section 1274(d), to the Trust in accordance with Section 2(c) of the Trust Agreement.

Date	Signature

Name of Participant/Beneficiary

SCHEDULE D
INVESTMENT GUIDELINES
The investment authority given the Trustee pursuant to Article 5 shall be subject to the following limitations:
1.	For investments made pursuant to Section 5(a):
•	investments with corporate issuers are limited to those with Moody’s or Standard & Poor’s ratings of “A1/P1, AA” or better;

•	the amount that can be invested with any one issuer shall be no more than 5% of the total trust portfolio and 10% of the issuer’s total issued amount;

•	investment in life insurance policies and annuity contracts shall be limited to those insurance companies rated “A” or better by A.M. Best;

•	investments in real property shall be diversified geographically and by property type;
2.	For investments made pursuant to Section 5(b), including investments with the commercial department of the Trustee:
•	authorized banks are limited to those with the highest two ratings categories by Fitch IBCA or Thomson Bankwatch; and

•	the amount that can be invested with any one bank shall be no more than 10% of the bank’s stockholder’s equity;
3.	For investments made pursuant to Section 5(p):
•	authorized insurance companies are limited to those rated “A” or better by A.M. Best;

•	investment in a life insurance policy on Participant’s life as described in Schedule A; and
4.	If the company issuing the life insurance policy described in Schedule A falls below a rating of “A” by A.M. Best, the Trustee shall promptly so notify the Company in writing. In that event, the Company shall elect to either (i) contribute to the Trust an amount equal to the face amount of such policy and then withdraw the policy from the Trust or (ii) direct that the Trustee purchase a replacement policy in the same face amount as the original policy and having a rating of at least “A” by A.M. Best. In the event that the Company elects clause (ii) of the immediately preceding sentence and the Trustee is unable to purchase a replacement life insurance policy as described in the immediately preceding sentence after commercially reasonable efforts over a period that shall not exceed ninety days after the Trustee receives the Company’s written direction under clause (ii) of the immediately preceding sentence, the Trustee shall notify the Company in writing promptly after determining that it will not be able to purchase the desired replacement policy, but in no event later than the end of such ninety-day period. Not later than the first day of the calendar month that is coincident with or next follows the date that is thirty days after the Company’s receipt of the notice described in the immediately preceding sentence, the Company shall make or commence the contribution described in clause (i) of the first sentence of this paragraph. Any contribution required by clause (i) of the first sentence of this paragraph may be made in a lump sum or in annual installments with interest at an annual percentage rate which is equal to the short-term applicable federal rate as determined in accordance with Section 1274(d) of the Code, from the due date of the first installment until the total amount due is finally and fully paid, over a period not to exceed four years. If the Company chooses to pay in installments, the initial installment will be based on the amount due under clause (i) of the first sentence of this paragraph as of the initial payment date. Thereafter, the remaining installment payments shall be made as of the annual anniversary of the first installment date and will be based on the remaining balance due as of the anniversary of the payment commencement date last preceding the date of such installment payment. Installment payments shall be computed with interest (as set forth above) by determining the balance due hereunder as of the relevant anniversary and multiplying the balance due as of the relevant anniversary by a fraction the numerator of which is one and the denominator of which is the remaining number of years of the term for which payments have not been made. The contribution or contributions required under clause (i) of the first sentence of this paragraph shall be made or commence not later than the first day of the calendar month that is coincident with or next follows the date that is sixty days after receipt by the Company of notice by the Trustee to the Company that the policy rating has fallen below “A”, unless the Company has sooner directed the purchase of a replacement policy. Upon full payment of amounts payable to the Trust hereunder by the Company under clause (i) of the first sentence of this paragraph, the Trustee shall assign all rights and interests in the life insurance policy described in Schedule A to the Company. If the Company elects the purchase of a new policy under clause (ii) of the first sentence of this paragraph, following such purchase the Trustee shall at the Company’s direction transfer the existing policy to the Company or take such other action with respect thereto as directed by the Company.

SCHEDULE E
TRUSTEE FEES AND EXPENSES
     $35,000 per twelve-month period.

Payment Schedule (as required by Trust Agreement Section 2(a))

The following schedule provides (i) amounts payable to Participant and Beneficiaries, (ii) a formula or other instructions for determining the amounts so payable, (iii), the form in which amounts are to be paid, and (iv) the time of commencement of payment of such amounts.

The Payment Schedule is based on the following assumptions: (i) Phase B commences August 26, 2006, with Participant serving as non-executive Chairman of the Board through August 15, 2011; and (ii) Phase C commences August 16, 2011, with Participant no longer serving as Chairman of the Board. In the event these assumptions do not reflect the actual circumstances or the Participant and Company agree to a modification of the Agreement, this Payment Schedule will need to be revised.

All defined terms used herein are as defined in the Agreement.
Phase B: Commencing August 26, 2006 and ending August 15, 2011
1. An amount equal to 50% of the highest base salary in effect during Phase A, paid in cash to Participant as an independent contractor without withholding, paid on a semi-monthly basis in the amount of $16,667.00.
2. Medical Care and Reimbursement for Tax Consequences.
3. Continued vesting in interests in Plans and Other Plans as held by Participant on August 26, 2006.
4. Continued participation in 2006 Annual Cash Bonus Program.
5. Reimbursement of expenses paid or incurred in performance of duties in accordance with Company’s normal expense reimbursement policies.
6. Perquisites and Administrative Assistance.

Phase C: Commencing August 16, 2011 and ending August 16, 2021
1. An amount equal to 100% of the highest base salary in effect during Phase A, paid in cash to Participant as an independent contractor without withholding, paid on a semi-monthly basis in the amount of $33.333.00.
2. SERP distribution on or about August 16, 2011.
3. Medical Care and Reimbursement for Tax Consequences.
4. Perquisites and Administrative Assistance.
5. Any other amounts owed to the Participant, with interest.
6. All outstanding contingent compensation under the Plans and Other Plans becomes vested, exercisable, distributable and unrestricted
•	one year to exercise options

•	one year to receive cash equal to the spread on options in lieu of exercising options

•	all restrictions on restricted shares shall lapse and all such shares shall vest

•	cash equal to tax assistance payments associated with restricted shares

•	payment of any other contingent compensation at maximum level
After Phase C: Commencing August 17, 2021, and ending on the last to die of Participant, Participant’s Spouse, and Participant’s Children
Medical Care and Reimbursement for Tax Consequences.